As filed with the Securities and Exchange Commission on November 30, 2015

Registration No. 333-163311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-163311

UNDER

THE SECURITIES ACT OF 1933

SunGard Capital Corp. II

(Exact name of registrant as specified in its charter)

Delaware	20-3060101
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

680 East Swedesford Road

Wayne, Pennsylvania 19087

(Address of Registrant’s Principal Executive Offices, including Zip Code)

SunGard 2005 Management Incentive Plan

(Full title of the plan)

Victoria E. Silbey, Esq.

Senior Vice President—Legal and Chief Legal Officer

SunGard Capital Corp. II

680 East Swedesford Road

Wayne, Pennsylvania 19087

(Name and address of agent for service)

(484) 582-5400

(Telephone number, including area code, of agent for service)

With copies to:

Richard A. Fenyes, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by SunGard Capital Corp. II, a Delaware corporation (the “Registrant”), relates to Registration Statement No. 333-163311 on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on November 24, 2009 (the “Registration Statement”), registering 2,500,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), issuable under the SunGard 2005 Management Incentive Plan.

On November 30, 2015 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated August 12, 2015, among the Registrant, SunGard, a Delaware corporation, Fidelity National Information Services, Inc., a Georgia corporation, and certain of its wholly-owned subsidiaries (collectively, “FIS”), the Registrant and SunGard were merged with and into a wholly-owned subsidiary of FIS (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its Preferred Stock pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but which remain unsold and unissued under the Registration Statement as of the Effective Date.

After filing this Post-Effective Amendment, the Registrant intends to file a Form 15 to (i) terminate the registration of all of its securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Act”), and (ii) suspend the Registrant’s reporting obligations pursuant to Section 15(d) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Pennsylvania, on the 30th day of November, 2015.

SUNGARD

By:	/s/ Victoria E. Silbey
	Name:	Victoria E. Silbey
	Title:	Senior Vice President—Legal and Chief Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.